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                                                                      EXHIBIT 11

                     DEXTERITY SURGICAL, INC. AND SUBSIDIARY

                    COMPUTATION OF EARNINGS (LOSS) PER SHARE
                                   (Unaudited)

                                                                                     Three Months Ended March 31,
                                                                                    ------------------------------
                                                                                        2001               2000
                                                                                    ------------      ------------
COMPUTATION OF BASIC LOSS PER SHARE
        Net loss                                                                    $   (834,319)     $   (897,325)
        Preferred Stock Dividends                                                   $    (48,900)     $    (40,900)
                                                                                    ------------      ------------
Net loss available for common stock shareholders                                    $   (883,219)     $   (938,225)

WEIGHTED AVERAGE SHARES OF COMMON STOCK
        OUTSTANDING USED FOR COMPUTATION                                              11,521,492        10,263,611
                                                                                    ============      ============

BASIC LOSS PER COMMON SHARE                                                         $       (.08)     $       (.09)
                                                                                    ============      ============


COMPUTATION OF DILUTED LOSS PER SHARE:
--------------------------------------
        Net loss                                                                    $   (834,319)     $   (897,325)
        Interest on Convertible Debentures                                          $    162,057      $     67,500
                                                                                    ------------      ------------
                        Net loss used for computation                               $   (672,262)     $   (829,825)
                                                                                    ============      ============

Weighted average shares of common stock outstanding                                   11,521,492        10,263,511
Weighted average incremental shares outstanding upon assumed
        conversion of options and other dilutive securities                                5,245           230,722
Weighted average incremental shares outstanding upon assumed
        Conversion of preferred stock                                                  1,727,922         2,114,025
Weighted average incremental shares outstanding upon assumed
        conversion of Convertible Debentures                                           2,911,485         3,000,000
                                                                                    ------------      ------------

WEIGHTED AVERAGE SHARES OF COMMON STOCK AND
        COMMON STOCK EQUIVALENTS OUTSTANDING
        USED FOR COMPUTATION                                                          16,166,144        15,608,258
                                                                                    ============      ============

DILUTED LOSS PER COMMON SHARE AND COMMON
        SHARE EQUIVALENTS (a)                                                       $       (.04)     $       (.05)
                                                                                    ============      ============
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         (a)      This calculation is submitted in accordance with Item
                  601(b)(11) of Regulation S-B although it is not required by
                  SFAS No. 128 because it is antidilutive. As a result, it is not the amount reflected on the statements of operations